EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: John Boomer

10-10-12/10:00 am CT

Confirmation # 2378064

HELEN OF TROY LTD.

Moderator: John Boomer

October 10, 2012

10:00 am CT

Operator:  Please stand by. Good morning and welcome, ladies and gentlemen, to the Helen of Troy Second Quarter conference call for the Fiscal Year 2013. At this time, I would like to inform you that all participants are in a listen only mode. At the request of the company, we will open the conference for questions and answers after the presentation.

Our speakers for this morning’s conference are Gerald Rubin, Chairman, Chief Executive Officer, and President, Tom Benson, Senior Vice President and Chief Financial Officer, and John Boomer, Senior Vice President. I would now like to turn the conference over to John Boomer. Please go ahead, sir.

John Boomer:  Good morning everyone and welcome to Helen of Troy’s second-quarter conference call for the fiscal year 2013. The agenda for this morning’s conference call is as follows.

I will have a brief forward-looking statement review followed by Mr. Rubin, who will discuss our second quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer. And finally an open question and answer session for those of you with any further questions.

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This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance.

Generally, the words anticipates, believes, expects, and other similar words identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners to not place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to our chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com.

The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be accessed by selecting the Investor Relations tab on our home page and then the News tab. I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO, and President of Helen of Troy.

Gerald Rubin:  Thank you, John, and good morning to everybody and thank you for calling in. Helen of Troy Limited today reported record net sales revenue and record operating income for the three and six months period ended August 31, 2012.

Fiscal 2013 second quarter net sales revenue increased 3.6% to $287,411,000 from $277,420,000 in the same period the prior year. Our fiscal 2013 second-quarter net sales revenue in the Housewares segment increased $722,000, or 1.1%, to $64,570,000, compared to $63,848,000 for the same period last year.

Fiscal 2013 second-quarter net sales revenue for the Personal Care segment decreased $2,932,000, or 2.5%, to $112,364,000, compared to $115,296,000 for the same period last year.

Fiscal 2013 second-quarter net sales revenue in the Healthcare/Home Environment segment increased $12,201,000, or 12.4%, to $110,477,000, compared to $98,276,000 for the same period last year.

The net income for the second quarter of fiscal 2013 was $22,968,000, or $0.72 per fully diluted share, compared to $23,593,000, or $0.74 per fully diluted share, in the prior year’s second quarter, a decrease in net income of $625,000 or 2.6%. The operating income for the second quarter of 2013 was a record $30,841,000, compared to $30,349,000 in the same period last year, an increase of 1.6%.

During the second quarter, we achieved record net sales revenue and record operating income. Similar to other global consumer products companies, we face many challenges in light of continuing consumer uncertainty and global economic problems.

We are pleased that we were able to achieve growth in net sales, revenue, operating income, and EBITDA. As a company, we continue to have a very strong balance sheet and generate a significant amount of cash, which can be used to further innovate our business and make further acquisitions.

We are firmly committed to executing our strategic vision for Helen of Troy, even as the worldwide economic environment remains challenging. Under our previously approved share  repurchase program, our Board of Directors has authorized us to purchase up to 3,019,071 shares of our outstanding common stock.

We will continue to be optimistic in both exploring future business acquisitions, as well as repurchasing our common stock, and as of August 31, 2012, our stockholder equity was $26.81 per share. I now would like to turn over our conference call to Tom Benson, our CFO, for the financial review.

Tom Benson:  Thank you, Jerry, and good morning everyone. In the second quarter, we experienced a year-over-year net sales revenue increase of $10 million, or 3.6%. Gross profit margin in the second quarter improved by 0.2 percentage points year-over-year.

Second quarter selling, general, and administrative expense as a percentage of net sales revenue increased by 0.5 percentage points, compared to the same period last year. Operating income increased 1.6% year-over-year in a challenging economic environment.

Tax expense increased $1.9 million, or 6.5 percentage points, as a percentage of pretax income due to the impact of the PUR acquisition on the mix of income taxed in higher tax rate jurisdictions.

Second-quarter net income was $23 million compared to $23.6 million for the same period last year. Diluted earnings per share for the second quarter was $0.72 compared to $0.74 for the same period last year.

Second-quarter EBITDA without share-based compensation grew to $41.1 million, compared to $39.6 million for the same period last year. Second-quarter net sales revenue increased $3.6 million year-over-year.

Net sales revenue in the second quarter of fiscal 2013 was $287.4 million, compared to $277.4 million in the prior year second quarter. This is an increase of $10 million, or 3.6%. The increase in net sales reflects incremental sales from the PUR acquisition of $26.3 million.

Organic growth in the Housewares segment of 1.1% was offset by sales declines in Personal Care and Healthcare/Home Environment core business of 2.5% and 14.3%, respectively. Foreign currency fluctuations decreased net sales by $3.3 million for the quarter, which mostly impacted the Personal Care and Healthcare/Home Environment segments.

Operating income through the second quarter of fiscal 2013 was $30.8 million, which is 10.7% of net sales, compared to $30.3 million, which is 10.9% of net sales, in the second quarter of fiscal 2012. This is a dollar increase of $492,000, or 1.6%.

The year-over-year increase in operating income primarily reflects the impact of the PUR acquisition, organic growth in the Housewares segment, and an improvement in operating margin in the Personal Care segment.

Net income for the second quarter of fiscal 2013 was $23 million, which is 8% of net sales, compared to $23.6 million, which is 8.5% of net sales, in the second quarter of fiscal 2012. This is a decrease of $625,000 or 2.6%.

Diluted earnings per share in the second quarter of fiscal 2013 was $0.72, compared to $0.74 in the second quarter of fiscal 2012, a decrease of $0.02, or 2.7%. This second-quarter net income and diluted earnings per share decline primarily reflects: sales and operating declines in the core business of our Healthcare/Home Environment segment, which I’ll describe in more detail shortly: an overall increase in SG&A expenses as a percent of sales; and a 17.2 percentage effective tax rate for the quarter, compared to 10.7% for the same quarter last year, due to shifts in the mix of taxable income as a result of the PUR acquisition.

EBITDA without share-based compensation in the second quarter of fiscal 2013 was $41.1 million, compared to $36.9 million in the second quarter of fiscal 2012, an increase of $4.2 million or 11.3%.

The increase in EBITDA without share-based compensation is reflective of the acquisition and growth in the Healthcare/Home Environment segment, organic growth in the Housewares segment, and an improvement in the operating margin in the Personal Care segment.

EBITDA without share-based compensation is a non-GAAP financial measure which is presented in a table accompanying our press release along with the reconciliation to its corresponding GAAP-based measure presented in the company’s consolidated condensed statements of income.

Now I’ll provide a more detailed review of various components of our financial performance. Products in our Personal Care segment include hairdryers, straightening irons, curling irons, hair brushes and accessories, liquid haircare and styling products, men’s fragrances, antiperspirants and deodorants, foot powder, body powder, and skin care products, among others.

Key brands in this segment include Revlon, Vidal Sassoon, Hot Tools, Dr. Scholl’s, Pro Beauty Tools, TONI&GUY, Brut, Ammens, Infusium 23, Pert Plus and Sure. Personal Care net sales in the second quarter of fiscal 2013 were $112.4 million, compared to $115.3 million in the second quarter of fiscal 2012. This is a decrease of $2.9 million, which is 2.5%.

The decrease in Personal Care net sales revenue primarily reflects a difficult U.S. retail sales environment, challenging macroeconomic conditions in our international markets, increases in competitive trade promotion activities, including a major haircare launch by a significant competitor, the impact of inventory reductions and shifts in category emphasis by certain retailers, new distribution on initial orders with a key retail customer that shipped during the same period last year, providing a difficult year-over-year comparison, and the impact of foreign currency fluctuations on U.S. dollar reported net sales.

Our Housewares segment consists of the OXO business. OXO is the leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, storage, and organization.

Brands that we sell include OXO Good Grips, OXO Steel, also OXO Softworks, OXO Touchables, and OXO Tots. The Housewares segment net sales revenue in the second quarter of fiscal 2013 was $64.6 million, compared to $63.8 million in the second quarter of fiscal 2012, an increase of $722,000, or 1.1%.

Modest second-quarter sales growth was a result of a difficult retail sales environment, increased competition from competitors offering heavy promotional price discounts to capture market share, loss of distribution volume due to pricing, and the impact of our first-quarter aggressive seasonal closeout sales.

Our Healthcare/Home Environment segment consists of the Kaz business acquired on December 31, 2010, and the PUR business acquired on December 30, 2011. Kaz is a world leader in providing a broad range of consumer products in two primary product categories consisting of health care and home environment.

Kaz markets a number of well-recognized brands including Vicks, Braun, Febreze, Honeywell, Kaz, Soft Temp, I’m sorry, Smart-Temp, SoftHeat, Duracraft, Protec, Stinger, and Nosquito.

PUR is one of two leading water filtration brands in the United States. PUR products include faucet-mounted water filtration systems and filters, pitcher systems and filters, and refrigerator filters.

Healthcare/Home Environment net sales revenue for the second quarter of fiscal 2013 was $110.5 million, compared to $98.3 million in the same quarter last year, an increase of $12.2 million, or 12.4%. Of this increase, $26.3 million relates to the PUR acquisition.

The core business in this segment declined 14.3% for the quarter due to difficult U.S. and European retail sales environments, the impact of high seasonal inventory levels at retail due to the previous warm winter and mild cold and flu season, lost shelf placement on key products due to competitive pricing pressures, and the impact of foreign currency fluctuations on U.S. dollar reported net sales.

Consolidated gross profits for the second quarter was $117 million, which is 40.7% of net sales, compared to $112.3 million, which is 40.5% of net sales in the second quarter of fiscal 2012. This is a dollar increase in gross profit of $4.7 million, which is 4.2% in dollar terms.

Gross profit margin, as a percent of sales, increased 0.2 percentage points. The increase in gross profit margin as a percent of sales is primarily due to the favorable impact of the PUR acquisition. Gross profit was unfavorably impacted by foreign currency exchange rates on sales and general product cost increases.

Selling, general, and administrative expense for the second quarter of fiscal 2013 was $86.2 million, which is 30% of net sales, compared to $81.9 million, which is 29.5% of net sales, in the second quarter of fiscal 2012.

This is a dollar increase in selling, general, and administrative expense of $4.3 million, which is a percentage increase of 5.2% in dollar terms. SG&A expense increased as a percentage of sales by 0.5 percentage points year-over-year.

The year-over-year increase in SG&A as a percent of sales is primarily due to higher overall media advertising costs, transition service fees incurred in connection with the PUR business, which we did not incur during the same period last year, higher incentive compensation expense associated with the new performance bonus plan for our Chief Executive Officer, higher depreciation as a result of an upgrade of our enterprise resource planning system, and higher amortization of intangible assets as a result of the PUR acquisition.

Interest expense in the second quarter was $3.1 million, or 1.1% of net sales revenue, compared to $3.3 million, or 1.2% of net sales revenue, in the same quarter last year. Income tax expense for the second quarter of fiscal 2013 was $4.8 million, compared to $2.8 million in the second quarter fiscal 2012.

Second quarter income tax expense was 17.2% of pretax earnings, compared to a 10.7% effective tax rate in the same quarter last year. The fluctuation in our effective tax rate is primarily due to the impact of the PUR acquisition on the mix of income taxed in higher tax rate jurisdictions.

I will now discuss our financial position. Our cash and cash equivalents balance was $21.8 million at August 31, 2012, compared to $25.1 million at August 31, 2011. Receivables were $208.3 million at August 31, 2012, compared to $200.6 million at August 31, 2011.

Receivable turnover improved to 61.1 days at August 31, 2012, from 63.5 days at August 31, 2011. Inventory at August 31, 2012, was $318.7 million compared to $257.6 million at August 31, 2011.

Inventory turnover decreased to 2.7 times at August 31, 2011, I’m sorry, 2012, compared to 2.8 times at August 31, 2011. Stockholder’s equity increased $126.5 million to $852.4 million at August 31, 2012, compared to $725.8 million at August 31, 2011. We will now turn it over for questions. Thank you.

Operator:  Thank you. The question-and-answer session will begin now. If you’re using a Speakerphone, please pick up the handset before pressing any numbers. Should you have a question, press star 1 on your touch-tone telephone.

Should you wish to withdraw your question, please press star 2. Your questions will be taken in the order it is received. Please standby for our first question. And our first question comes from Jason Gere with RBC Capital Markets.

Jason Gere:  Okay thanks. Good morning guys. I guess the first question I have is really on the guidance. So, you know, I see that the EPS is coming down for the back half of the year and I guess one, with the sales not being changed at all, the outlook, you know, can you break down a little bit behind is this more SG&A costs, is this the tax rate being higher?

But secondarily, and more importantly, like, if you’re talking about the weak retail environment and seeing what we saw in the second quarter, I guess, you know, the outlook for organic sales is something like mid to high single digits just to hit that $1.3 to $1.325.

So can you kind of walk us through a little bit of what gives you the confidence that organic sales can heroically, you know, re-accelerate in the back half of the year to kind of hit those numbers? Why not take down the sales expectations as well when you took down the EPS guidance?

Tom Benson:  Jason, this is Tom Benson. I’ll start with the second question which is the sales. Last year in our Healthcare/Home Environment area, we had very soft sales in the third and fourth quarter and it even bled into the first and second quarter of this year due to the cough/cold/flu season was extremely weak.

I don’t have it in front of me but it was like the weakest in over 20 years. So our assumption is we’re going to have a normal cough/cold/flu season, which should result in much stronger sales year-over-year in that area.

The other thing, and it’s in the Healthcare/Home Environment, was last year’s winter, not only in the United States, but also in Europe, was unseasonably warm, so that had a big, that had an impact on sales of heaters. It was also dry in Europe so it had an impact on dehumidifiers and stuff.

So our assumption is for a more normal cough/cold season and a more normal winter season. So that’s one of the key impacts on sales, why we expect that the sales can do better in the second half. On the overall -

Jason Gere:  So you’re talking about something - I’m sorry. I was just going to say so are you talking about something that’s more double-digit growth then in the back half of the year?

Tom Benson:  For -

Jason Gere:  For that segment.

Tom Benson:  For that segment, yes.

Jason Gere:  Okay.

Tom Benson:  Okay. On the profit, the gross profit margin is, it has been stressed the last few quarters due to rising costs of goods sold. And a lot of our products are sourced out of China, where costs are going up, not only due to the currency, labor costs are going up also, so our gross profit margin has been under pressure due to rising costs.

In this environment, we have selectively increased some prices to the retailers. We’ve had some success. We’ve also, as a result of increasing some prices, there’s certain business that we did not get due to price increases. So it’s a very tough retail environment to increase prices.

Also our tax rate is higher and that’s due to our two recent acquisitions. The structure of the acquisitions and where the majority of their profits are coming from are in higher tax rate jurisdictions.

Jason Gere:  Okay. So with the tax rate, should we expect 17% as kind of the go forward rate that we saw in this quarter?

Tom Benson:  I would expect it would be in the range of 15%, I mean, so around that area.

Jason Gere:  Okay. The second question I guess, just so a little bit more color back on the sales. So, you know, thanks for the clarification on the cold season. I’m already sick so I’ll probably be helping your sales.

I guess from the Personal Care side can you break down liquids versus appliances in the quarter? Because I guess by our calculation, you know, organic sales were down modestly. Last quarter it was more of a liquids issue than the appliances.

So can you talk I guess, one, about what the breakdown was in the second quarter, you know, sales year-over-year trends in both those businesses and two, as you look towards your guidance for the year, how do you think Personal Care will hold up? Will it be more of what you saw in the second quarter or do you think that will be better and that’s kind of built into the sales expectations as well?

Gerald Rubin:  Jason, this is Jerry. In the Personal Care area, we don’t break down between our appliances and our liquid business, but overall we were down 2.5% and it’s pretty much across the board in both divisions.

And your question of what’s going on in the future, I think we are going to probably in the second half look for the same 2.5% decrease for the second half. Until we see a turnaround in the third quarter, I would predict that it’s going to be down about the same 2.5% for that Personal Care category.

Jason Gere:  Okay. Just maybe to ask it a different way, last quarter, I think the liquids business was down significantly. I think, you know, because of one of your competitors launch out there so did you see trends improve from the first quarter to the second quarter?

And conversely, on the appliance side I think it might’ve been up modestly in the first quarter. Did the appliance business get a little bit weaker? Can you - I’m not looking for numbers, I’m just looking qualitatively or directionally, you know, how things are trending.

Gerald Rubin:  And as far as the liquid division, Idelle labs, yes, the second quarter did show improvement percentage-wise over the first quarter. And you’re right, that there was some new launches from major competitors that kind of impacted the business but that’s already out and they’re selling it.

But we did have an increase in the second quarter over the first quarter so, you know, on the bright side, things are looking better. The appliances, you know, I just think they are what they are.

I think we will show, you know, somewhere around a 2% decrease in sales in the appliance division, so that’s why I was giving you overall and I would say, you know, 2%, 2-1/2% is probably realistic right now until we see how the third quarter comes in.

Jason Gere:  Okay. And then just when you talk about the inventory reductions, I think you were talking about some retailers, which businesses are you speaking more about there? Is that across the board or is there any - I’m not asking for the retailer but which categories are you seeing a little bit more of that pressure?

Gerald Rubin:  You know, I think it’s across the board in the Personal Care area and I’m sure it also happened in the Healthcare/Home Environment because of the reasons that Tom gave you.

That’s because it was a warm winter season last year, warmer than normal, the stores didn’t sell as much merchandise of this seasonal business merchandise as they should have and so they had higher inventories also, so they’ve cut down on some of their sales.

But as you heard we’re looking for, you know, normality to come back in the cold and flu season and also in the warm winter season. You know, I’m sure you read the reports that this past year has been one of the hottest or warmest temperatures since they’ve been, in the history of them keeping records, so that affects our business.

But hopefully everything will get back to normal next year and on the cold and flu season and then the warm winter will be a little colder and our business will increase and that’s what we’re expecting.

Jason Gere:  Okay. And then the last question and then I’ll jump out of the queue. So you have the age-old dilemma of buying back your stock or making acquisitions. I guess if you have the authorization in place, I mean, you’ve probably seen some of your, you know, competitors out there being more aggressive with buybacks.

Look at what Jarden has done with using their balance sheet to do that and look at the stock performance. So, you know, the last couple of quarters with the results, you know, have been up and down, you know, you’ve seen your stock take a hit as it is today so what stops you from getting more aggressive out there and just buying back your stock?

I can imagine there would be a lot of accretion with doing that. Of course, there’s always accretion over time with doing an acquisition, but why not put buybacks ahead of acquisitions at this point?

Tom Benson:  No, I agree with you, Jason, and I’m sure as you’ll see in the future we will be more aggressive in buying back the stock. You know, I can’t divulge what we’re planning on doing because we haven’t publicly announced it, but definitely a stock buyback is one of our priorities.

But also we’re not neglecting the acquisitions also because we think we need to grow by acquisition and certainly, you know, stock buyback will help the price of the stock, so we’re working on both of them.

Jason Gere:  Okay. And thank you for entertaining all my questions.

Tom Benson:  Okay. Thank you, Jason.

Operator:  Thank you. Once again, that’s star 1 for any questions. And we’ll hear from Lee Giordano with Imperial Capital.

Lee Giordano:  Thank you. Good morning. Just following up on the Housewares segment, can you talk about how much of the sales shifted from the first quarter, or I should say, shifted into the first quarter from the second quarter and how that impacted the second quarter numbers?

And then secondly, you talked about how competitors are offering discounts to capture share in this segment. Is this a trend that you see accelerating and continuing and does that bake into your expectations? I just want to get more color on that. Thanks.

Tom Benson:  Well, as far as the Housewares area, if you look at our six months sales report and not look at the first quarter, you’ll see that we increased our sales 6.9% for the six months and that’s more or less what we project for the whole year.

So the answer to your question is yes, in the first quarter there were sales that were in the first quarter that could have and should have gone in the second quarter, but if you look at the whole six months as one period, we were up 6.9% which is what we are projecting for that division for the whole year.

And as for your question on competition, no, I think the competition is going to be what it is. It’s something we have to live with certainly for the next six months. It just depends on which division you’re talking about.

There is, in the liquid division, there are new entries that are coming into the marketplace with strong promotions. We’ve already had some. There’s more coming so I think, you know, I’ve already gone through the percentages that I think that we’ll be down and I hope that we can do better.

Lee Giordano:  Thank you.

Tom Benson:  Thank you.

Operator:  And we’ll now hear from David Starkey with Morgan Stanley.

David Starkey:  Hi guys. My question was similar to one that was already asked so I won’t elaborate too much, but I just wanted to impress that certainly Jarden is in a relatively similar business in some of their businesses and they are doing some amazing things for their shareholders.

And it seems to me with the record low interest rates here, with your cash flow, rather than, you know, focusing on acquisitions, you should literally sort of buy yourself here.

And it just looks like a kind of a no-brainer in my view so I just wanted to kind of impress that upon you guys. That’s what your shareholders I think are looking for here and hopefully you’ll do that. Good luck.

Tom Benson:  Thank you.

Operator:  Thank you. And Steve Friedman with Wells Fargo Advisors has our next question.

Steve Friedman:  Good morning all. I just had a quick question. Jerry, you’re part way through the third quarter and you have adjusted your guidance to $3.50 to $3.60. I was wondering, at the lower end of your range, that implies about an eight multiple on your stock.

The previous callers have talked about the buybacks, but how optimistic are you on the second quarter or, excuse me, second-half guidance going forward? And with part of the third quarter a month and a little less than half done, do you have a pretty good read on the overall? I know your personal care you indicated would be off, but how do you view the rest of the year given the environment and elections, politics, and so forth?

Gerald Rubin:  I’m not going to get into the elections, but we believe that the $3.50 to $3.60 that we did come out with was just not a number that we just pulled out of the air. We analyzed every business that we have by customer, by SKU, and we are confident that right now it should be $3.50 to $3.60.

Unless, you know, something terrible happens about the cold and flu season or the weather or whatnot, we believe that based on historical data that we have in all the divisions that we came up with the $3.50 to $3.60.

So, you know, our challenge is certainly to always try to beat that number and hopefully the cold and flu season and the warm weather and the customers will all cooperate and we’ll do okay for the second half.

Steve Friedman:  All right. Well, once again, looking at, you’re fairly confident even of the lower number. I mean, look at the competitors again and their multiple versus you. Do you see any reason why your multiple continues to be sub their PE multiples?

Gerald Rubin:  No, I wish I had the answer for you, Steve. It’s something that, you know, we wonder about all the time. You know, we have a great Housewares division that has historically had 15 years or more of growth.

You know, our Personal Care division, is suffering a little bit now but we think we can long-term turn that around and of course the Healthcare/Home Environment, a lot of it is dependent on the weather.

So once the weather and cold season corrects itself, and just to be normal. We’re not looking for everybody to get sick, just to be a normalized cold and flu season, we think we’re going to do very well. And I think that I agree with you, the market should give us a bigger PE than what were getting.

Steve Friedman:  Okay. Thank you very much, Jerry.

Gerald Rubin:  Okay. Thanks, Steve.

Operator:  Thank you. And once again ladies and gentlemen, that star 1 - we have a question now from Jeffrey Matthews with RAM partners.

Jeffrey Matthews:  Hi thanks. I think shareholders are, you know, real shareholders rather than people wanting a quick fix, are more interested in the basic business itself and whether there has been any change in your competitive positioning, either at OXO or at any of the acquisitions that you’ve made recently and that’s what I’m most interested in.

Gerald Rubin:  I don’t think that we are hurting competitively. We do get data from our customers, the retailers, to see how we are doing compared to others and in a lot of cases, we’re doing better.

It’s just the retailers are having a tough time and, you know, I know that, you know, we may be down the 2% but if you talk to some of the major retailers, they are down 4% to 7%. So, you know, I guess we’re holding our own. We’re doing better and it’s just retail and the traffic and what’s happening in the retail business. So -

Jeffrey Matthews:  Sure.

Gerald Rubin:  But as far as losing, you know, I can’t tell you that we’ve lost all this business because of the competition taking it. No, it’s just the way business is and the way retail is going today.

Jeffrey Matthews:  Got it. And then in terms of the shift towards the Internet which I think you’ve seen a lot, mostly in OXO, does that continue and does that pressure your big-box retail partners?

Gerald Rubin:  Well, the Internet, you know, is here to stay. You know, we do have customers on the Internet and, yes, they are doing very, very well. Hopefully it’s not taking away from the brick-and-mortar retailers, but, you know, it is what it is. If they increase their sales, we ship them more merchandise and we’re happy for that.

Jeffrey Matthews:  Are you neutral as to whether it’s sold at Zappo’s or at Bed Bath & Beyond or would you rather see one versus the other?

Gerald Rubin:  No, to us, every customer is a good customer. It’s just that, you know, we can’t control whether the retail customer is going into a store or they’re buying over the Internet. Just hopefully they are buying our products.

Jeffrey Matthews:  Sure.

Gerald Rubin:  And -

Jeffrey Matthews:  And then finally, it sounds like the cost pressures out of China seem to be a little more persistent than in the past and I wonder if there’s any further change in your thinking about your supply chain and shifting more say to Mexico or elsewhere? I know you’ve been doing that but -

Gerald Rubin:  Well, the Chinese government has instituted, they started last year, increasing their wages, the minimum wages over the next five years and that’s true for anybody that makes in China.

                                                On the other hand, we are producing a lot of product in Mexico in several different factories, so that’s going to continue. We are looking at and analyzing the difference between making in Mexico versus making in China and I’m sure over time there will, based on cost and freight costs, that we can do more outside of China. But for right now, the majority of our product is produced in China.

Jeffrey Matthews:  Okay. And as it stands now, that’s not a competitive disadvantage for you?

Gerald Rubin:  No, definitely not.

Jeffrey Matthews:  Okay. Great. Thanks very much.

Gerald Rubin:  Thanks.

Operator:  Thank you. There are no further questions. I’ll turn the conference back over to Gerald Rubin to conclude.

Gerald Rubin:  Well, thank you everyone for participating and listening to our second quarter conference call and I’m looking forward to visiting with everybody on our third quarter conference call. Thank you again.

Operator:  Thank you. Ladies and gentlemen, that does conclude today’s conference. If you wish to access the replay for this call, you may do so by dialing 888-203-1112. The replay pass code will be 237-8064. This concludes our conference call for today. Thank you all for participating. Have a nice day. All parties may now disconnect.

END